EXHIBIT 5.1

601 Lexington Avenue

New York, New York 10022-4611

(212) 446-4800

www.kirkland.com

January 17, 2014

Capital Auto Receivables LLC

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

Re:	Enforceability Opinion

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Capital Auto Receivables LLC (the “Depositor”) and Ally Financial Inc. (“Ally Financial”) in connection with the issuance of $171,000,000 aggregate principal balance of the Class A-1a 0.68% Asset Backed Notes (the “Class A-1a Notes”), $171,000,000 aggregate principal balance of the Class A-1b Floating Rate Asset Backed Notes (the “Class A-1b Notes” and, together with the Class A-1a Notes, the “Class A-1 Notes”), $300,000,000 aggregate principal balance of the Class A-2 0.96% Asset Backed Notes (the “Class A-2 Notes”), $338,000,000 aggregate principal balance of the Class A-3 1.32% Asset Backed Notes (the “Class A-3 Notes”), $92,400,000 aggregate principal balance of the Class A-4 1.69% Asset Backed Notes (the “Class A-4 Notes” and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the “Class A Notes”), $63,670,000 aggregate principal balance of the Class B 2.22% Asset Backed Notes (the “Class B Notes”), $60,320,000 aggregate principal balance of the Class C 2.84% Asset Backed Notes (the “Class C Notes”), $53,620,000 aggregate principal balance of the Class D 3.39% Asset Backed Notes (the “Class D Notes” and, together with the Class A Notes, the Class B Notes and the Class C Notes, the “Offered Notes”) and $46,920,000 aggregate principal balance of the Class E 4.09% Asset Backed Notes (the “Class E Notes” and, together with the Offered Notes, the “Notes”) by Capital Auto Receivables Asset Trust 2014-1 (the “Issuing Entity”) pursuant to an Indenture (the “Indenture”), to be dated as of the Issuance Date (as defined below), between the Issuing Entity and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”), and certificates (the “Certificates”) pursuant to a Trust Agreement (the “Original Trust Agreement”), dated as of December 5, 2013 and to be amended and restated as of the Issuance Date (as defined below) (the “Trust Agreement”), between the Depositor and BNY Mellon Trust of Delaware, as owner trustee. The Class E Notes and the Certificates will be retained initially by the Depositor and may be subsequently sold by the Depositor in one or more separate transactions intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). Only the Offered Notes are being offered for sale in a transaction pursuant to the registration requirements of the Act.

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Capital Auto Receivables LLC

January 17, 2014

The Issuing Entity intends to issue the Offered Notes on January 22, 2014 (the “Issuance Date”).

We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Offered Notes, and in order to express the opinion hereinafter stated, we have, among other things, examined and relied, to the extent we deem proper, on the following documents:

(i) a copy of the registration statement on Form S-3 (File No. 333-171684) that was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Act on January 13, 2011, as amended by Pre-Effective Amendment No. 1 on December 6, 2011, with respect to asset-backed notes, including the Offered Notes, to be issued and sold in series from time to time, including the exhibits thereto, in the form in which it most recently became effective;

(ii) a copy of the preliminary prospectus supplement, dated January 16, 2014, and the prospectus dated January 14, 2014 related thereto (“Base Prospectus”), each, relating to the Offered Notes that was filed with the Commission pursuant to Rule 424(b)(5) under the Act on January 16, 2014, and a copy of the prospectus supplement, dated January 16, 2014 (“Prospectus Supplement”) and the Base Prospectus relating thereto, relating to the Offered Notes to be filed with the Commission pursuant to Rule 424(b)(5) under the Act on or before January 17, 2014;

(iii) the Original Trust Agreement and a form of the Trust Agreement;

(iv) a form of the Trust Sale and Servicing Agreement among the Depositor, Ally Financial, as seller, servicer and custodian, and the Issuing Entity (the “Trust Sale and Servicing Agreement”);

(v) a form of the Indenture;

(vi) a form of the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) between Ally Financial and the Depositor; and

(vii) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, the documents described in clauses (iii) through (vi) are referred to herein as the “Transaction Documents”).

In our examination, we have assumed that the Transaction Documents will be executed in the form submitted to us. We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents have been or will be consummated strictly in accordance with their terms.

Capital Auto Receivables LLC

January 17, 2014

On the basis of the foregoing and on the basis of our examination of the Depositor’s Certificate of Formation and its Limited Liability Company Agreement, as amended, and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor, it is our opinion that:

(a)	The Depositor is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

(b)	When duly executed and authenticated by the Indenture Trustee, in accordance with the terms of the Indenture, and issued and delivered against payment thereof, the Offered Notes will have been duly authorized by all necessary action of the Issuing Entity and will have been legally issued and will be enforceable in accordance with their terms and entitled to the benefits of the Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Offered Notes.

We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal law of the United States of America and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion with Form 8-K in connection with the sale of the Offered Notes and the reference to our firm in the Base Prospectus and in the Prospectus Supplement under the captions “Legal Opinions.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP